First Quarter 2012 Earnings Release Conference Call
April 26, 2012

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, and Tom Gelston, Vice President Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents and geographic representation from China and developing markets.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights, and Phil will follow with a more detailed financial report and then we will open it up to your questions. I would like to request that you ask one question and a follow-up in order to give everyone a chance to participate. For this call we prepared a presentation guide to our commentary that is available on our website.

I will begin by referring to the forward-looking statement commentary on Page 2. I encourage you to read and review this material, as well as our other disclosures available in our public documents. Now let me turn to Page 3. Overall, I believe we began 2012 quite positively. Simply stated, Aerial Work Platforms (AWP) performance improved markedly; Cranes returned to solid profitability; our Construction business broke even; our newly acquired Materials Handling & Port Solutions (MHPS) segment performed as expected; the Materials Processing (MP) business had strong performance and our highest margins, plus we generated solid free cash flow. As I look at the global business environment, it continues to support our 2012 financial plan. Most of our end-markets are in a recovery mode. North America is performing well, as is Australia. Our Roadbuilding business in North America continues to be challenged and, as you know, European performance is spotty. Net sales for the quarter increased 45%, or 16% excluding the impact of the MHPS acquisition. All segments contributed positively. Pricing actions and cost reduction progress is on track. And importantly, we achieved an adjusted $0.29 of earnings per share which Phil will summarize in detail a couple of minutes.

Turning to Page 4, we have an overview on our market environment by segment. If you look at where our net sales came from in the first quarter, we had 37% from North America reflecting the rebound of the AWP and Crane businesses. Western Europe represented only 28% of net sales; Asia 10%; Latin America 7%; and 18% other, reflecting the fairly broad diversification of our revenue geographically. This level of diversification is something we have been working on for years and it is gratifying to see the results. By segment, AWP was our largest segment with 28% of our revenue in the quarter; Construction 20%; Cranes 23%; MHPS 20%; and MP 9%, again representing the solid diversification of our business by product type.

Discussing each segment, our AWP business continues to experience the recovery in the North American rental channel as we had anticipated, as well as strength in Australia. Importantly we see independent companies returning to purchase equipment as they represented almost 40% of our sales during the quarter. We continue to see strength in our boom and scissor product lines.

In our Construction segment, the Terex rigid and articulated truck sales were quite strong globally and the outlook here remains quite positive. We have seen some slowdown in our material handling or scrap handling product line as steel prices have moderated somewhat, which is typical for this product category across the business cycle. The North American and Brazilian Roadbuilding businesses continue to lag.

Turning to Cranes, our rough terrain crane demand is accelerating, especially in the Americas and the Middle East. Australian energy- related customers continue to drive growth; our crawler crane demand has been somewhat soft in Western Europe; and the Chinese truck crane JV that we had previously discussed was restructured in the first quarter with a new partner. The new partner is a large state-owned company called Sinomach and we believe they are an important partner for our future. They want this truck crane product as part of their portfolio. We also expect to have substantial export opportunities which Terex will lead. This we believe will be a good, balanced JV for the future, where the new JV partner is committed to the businesses whereas the previous partner, a private investor, was less committed.

The MHPS segment met our expectations. Industrial cranes were stable and port equipment performed as expected, with the service and parts business continuing to be positive particularly due to high customer capacity utilization. And importantly, the Domination and Profit and Loss Transfer Agreement (DPLA) became effective as of April 18, 2012. This will allow us to begin the integration process about three to five months ahead of when we had expected the DPLA to be complete. We continue to target about a $35MM annualized profit improvement as this will offset the step-up amortization of this transaction. We anticipate both growth and cost-focused integration activities which we can now begin in earnest. In the growth area, the services business and port equipment business integration will be important contributors. On the cost front, materials and overhead will be our areas of focus. We have determined that there are no immediate surprises or issues with respect to integration, which we believe can now proceed as planned. Lastly, our Materials Processing business remains strong in North America driven by replacement demand. Australia continues to be positive with Western Europe markets somewhat soft. Now I will turn it over to Phil who provided more detail and information on the numbers.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron, and good morning. Over the next few slides I will cover the first quarter performance for the continuing operations of the Company. Please turn to page 5 to discuss the first quarter results as reported. Our results continue to reflect the influence of a recovering North American market, continuing softness in Europe and expanding developing market opportunities. Net sales increased 16% over the prior year period, excluding the impact of the Demag Cranes AG acquisition. Sequentially, net sales declined 7% mainly in Cranes and Construction partially offset by increased AWP demand. Overall, net sales and operating profit were consistent with our expectations. Our pricing and cost reduction initiatives are on track and we continue to be frugal in adding cost. This is evident from the improving gross and net margin trends sequentially and year over year. The reported first quarter operating results include the $12 million write down of a note receivable related to the Fantuzzi acquisition due to the declining value of the collateral that supported this note. I will discuss adjustments to other periods on the next page.

Earnings per share (EPS) in the first quarter was $.18 and $.29 when adjusted for the impact of the note receivable write down.
We had a favorable impact from a lower effective tax rate this quarter, approximately 29% as reported, and approximately 21% when considering the exclusion of the note receivable write down on which no tax benefit is realized.

We also had some categorization differences of approximately $4 million in our first quarter actual results compared to our guidance, negatively impacting operating profit and positively impacting other expense, mainly in MHPS results. This categorization change would be expected to continue going forward. The Chinese truck crane JV ownership changes had a similar effect with two months of operating losses and a gain reflected in other income, overall this had an insignificant impact on EPS.

We generated free cash flow of approximately $84 million in the quarter as we were able to limit sequential growth in working capital and the profitability flowed through. Working capital as a percentage of quarter annualized sales was 30.5%, down from 36.5% in the prior year period. Some growth in this metric in the first quarter is expected sequentially as we tend to build inventory in anticipation of increased second quarter deliveries. We continue to target a level of 25% by the end of 2012.

We used $78.5 million of cash in operating activities in the first quarter of 2012 compared to a use of $76.6 million in 2011. The 2012 results include the cash payment of approximately $124 million for German taxes related to the gain on the Mining business sale. The 2011 results included the cash receipt of a U.S. tax refund of approximately $105 million. This is the main reason for the change in “Other, net” on the statement of cash flows between the two years.

Turning to page 6 we have displayed the results adjusted for certain items in the reference periods. A full reconciliation is provided on pages 11 through 13 for reference. The significant improvement in gross profit compared to the prior year is primarily due to the improving AWP and Cranes operating performance and the acquisition effect of MHPS. As a result of the year-over-year cost reductions in SG&A provided in the Cranes and Construction segments, adjusted SG&A as a percentage of sales declined by 260 basis points excluding the MHPS acquisition.

As indicated in our last call, the MHPS results include the effects of purchase accounting and proportionate allocation of corporate management charges. In this traditionally slower quarter, MHPS contributed approximately 16% to the consolidated EBITDA.
First quarter 2012 adjusted EPS was $.29 excluding the previously mentioned note receivable write down. The adjusted loss per share of $.17 in the prior year quarter excludes the benefit of the gain on sale of the Bucyrus International shares and certain other items. The year-over-year change reflects the significant improvement in the AWP segment due to a recovering North American market and pricing actions, the restructuring actions previously taken in the Cranes segment, the stabilization of performance in Construction, continued strength in MP, as well as the inclusion of MHPS.

On page 7 we have displayed the order backlog trend with detail by segment. You will note the mix by segment shifting as the Cranes European demand has softened and AWP demand has accelerated over the prior periods. All segments improved their positions sequentially. Remember we only include orders that are deliverable in the next twelve months in our definition of backlog.

On page 8, we display our current debt profile, which includes our recently issued 6.5% Notes due 2020 and moves the Demag Cranes AG debt to “current portion of long term debt” given the effectiveness of the DPLA announced last week. Our 6.5% Notes were issued in anticipation of replacing that debt and for other corporate purposes. By June of 2013 $1.8 billion of our debt is pre-payable, providing significant de-leveraging opportunity. Now, I will turn it back to Ron

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Phil. Before I open up the line for your questions, I would like to summarize. Turning to the last page of our presentation, page 9, our outlook for 2012 remains on track. We believe business trends are improving and our enterprise continues to get stronger. We recently exhibited at a large trade show in Europe and introduced several new products across the range of our business with much success. This trade show is the largest of this year. It is not usually a selling show. However, we booked a substantial amount of business across a number of our product lines with many international customers reinforcing the positive outlook we see in many of our businesses. Our backlog continues to strengthen, but as we have said many times, backlog is not a complete indicator of future success. A backlog that is too big is a problem, as is a backlog that is too small, but generally we believe that the backlog we currently have is a solid representation of how our business is going to move forward. Our emphasis in 2012, however, remains on margin improvement via price and cost initiatives, cash flow generation and the integration of Demag Cranes AG into our new MHPS segment. Speaking of MHPS, as Phil mentioned, it was on track with EBITDA representing about 16% of the Company's overall performance for the quarter.

We believe this diversification of our business into new markets and products, such as is represented with our MHPS segment, will continue the emphasis the Company has taken to broaden our business base across a range of end markets and geographies. Furthermore, we expect to continue to see improvements in our core developed markets businesses, as we witnessed in the first quarter with North America business today driven by improved replacement rates. We believe the future looks positive, both short term - for this calendar year - and longer term over the next several years. Lastly, we reconfirm previous guidance for the full 2012 year.